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                                EXHIBIT 4(b)


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           STATEMENT OF RESOLUTION ESTABLISHING SERIES OF SHARES

                                    of

                                % PREFERRED STOCK

                                    of

                      CENTRAL POWER AND LIGHT COMPANY

                     (Pursuant to Article 2.13 of the
                      Texas Business Corporation Act)

                            __________________


                          STATEMENT OF RESOLUTION
                       ESTABLISHING SERIES OF SHARES

TO THE SECRETARY OF STATE OF THE STATE OF TEXAS:

     Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, the undersigned corporation submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the preferences, limitations and relative rights thereof:

     A. The name of the corporation is CENTRAL POWER AND LIGHT COMPANY (the "Corporation").

     B. The following resolution, establishing and designating a series of shares and fixing and determining the preferences, limitations and relative rights thereof, was duly adopted by all necessary action on behalf of the Corporation by a committee of the board of directors of the Corporation on _____________, 1994, which committee was established and empowered by resolutions of the board of directors of the Corporation on October 12, 1993 and April ___, 1994, acting pursuant to authority granted by such resolutions as permitted by Article 2.36 of the Texas Business Corporation Act:

     RESOLVED, that pursuant to Article VI of the Restated Articles of Incorporation, as amended (the "Articles"), of Central Power and Light Company (the "Corporation"), a series of Preferred Stock of the par value of $100 per share of the Corporation ("Preferred Stock") is hereby created and established out of the authorized and unissued shares of Preferred Stock, and that the designations, preferences, limitations and relative rights for all shares of such series shall be as follows:

          1. Designation and Amount. The designation of the series of Preferred Stock created by this resolution shall be
     "     % Preferred Stock", and the number of shares
     constituting such series shall be                      .  Such
     series is referred to herein as the "     % Preferred Stock".


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          2.  Dividends.  (1)  Holders of      % Preferred Stock
     shall be entitled to receive, when, as and if declared by the board of directors of the Corporation (the "Board of Directors"), out of [the surplus or net profits] of the Corporation at the time legally available therefor, cash
     dividends per share of    % Preferred Stock at the rate of
     % per annum of the par value thereof, and no more.

          (b)  Dividends on shares of     % Preferred Stock shall
     be cumulative from and including the date of original issue of
     shares of     % Preferred Stock (the "Date of Original Issue")
     and shall be payable (when, as and if declared by the Board of Directors) quarterly, in arrears, on the first day of each __________, ___________, _____________ and _____________
     commencing on _______________, 199__, except that if any such date is not a Business Day then such dividend shall be payable on the next succeeding Business Day (as used herein, the term "Business Day" shall mean any day except Saturday, Sunday or a day on which banking institutions are authorized or required by law to close in the City of New York, New York, or in the City of Dallas, Texas). Dividends on account of arrears for any past dividend periods may be declared and paid on any Business Day, without reference to any regular dividend payment date. Any date on which dividends (regular or on
     account of arrears) are paid on the     % Preferred Stock is
     referred to herein as a "Dividend Payment Date".

          (c) Dividends shall be paid to the holders of record as they appear on the stock transfer books of the Corporation at the close of business on record dates [fixed by the Board of Directors] (each, a "Record Date"), each of which Record Dates shall not be more than sixty nor less than ten days preceding the corresponding Dividend Payment Date. Holders at the close
     of business on a Record Date of shares of      % Preferred
     Stock that are called for redemption on a redemption date during the period between such Record Date and the corresponding Dividend Payment Date shall not, in their capacity as such, be entitled to receive the dividend payment on such Dividend Payment Date.

          (d)  [The dividend payable as set forth in paragraph (a)
     above on each share of the     % Preferred Stock for each full
     quarterly dividend period in which such share was outstanding
     shall be $           .  For the initial dividend period and
     any subsequent dividend period during which such share was not outstanding for a full quarterly dividend period, the dividend
     payable on each such share of      % Preferred Stock shall be
     computed on the basis of a 360-day year consisting of twelve 30-day months. The aggregate dividend paid to a holder of
     % Preferred Stock on a given Dividend Payment Date shall be
     the product of the aggregate number of shares of     %
     Preferred Stock held by such holder at the close of business on the corresponding Record Date and the per share dividend payment due in respect of such Dividend Payment Date, with


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     such product being rounded to the nearest whole cent (with one-half cent rounded upward).  Unless otherwise provided herein, dividends
     on each share of     % Preferred Stock will be cumulative from and
     including the Date of Original Issue to and excluding the earliest to occur of (i) the date of redemption of such share, and (ii) the date of final distribution of assets upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (any such event referred to in this clause (ii), a
     "Liquidation").  Holders of shares of      % Preferred Stock shall
     not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends, or to any interest, or sum of money in lieu of interest, in respect of any
     dividend payment or payments on shares of       % Preferred Stock
     that may be in arrears.  Any dividend payment made on shares of
     % Preferred Stock shall first be credited against the earliest
     accumulated but unpaid dividend with respect to shares of      %
     Preferred Stock.]

          (e) No dividends or other distributions (other than a dividend or distribution of Common Stock of the par value of $25 per share ("Common Stock") of the Corporation or any other stock of the Corporation ranking junior to the
     % Preferred Stock as to the dividends or upon Liquidation ("Junior Stock")) shall be declared, made or paid or set apart for payment or distribution upon the Common Stock or upon any other stock of the Corporation ranking junior to or on a
     parity with the      % Preferred Stock as to dividends, nor
     shall any Common Stock, any Junior Stock or any other stock of
     the Corporation ranking on a parity with the      % Preferred
     Stock as to dividends or upon Liquidation ("Parity Stock") be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for the sinking fund for the redemption of any shares of such Common Stock, Junior Stock or Parity Stock), unless full
     cumulative dividends on all outstanding shares of       %
     Preferred Stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for the payment thereof, for all dividend periods ending on or prior to the date of such declaration, payment, distribution, setting apart, making monies available, redemption, purchase or acquisition.

          3.  Optional Redemption.  (a)  [Except as provided in
     Section 4 below,] [s]hares of        % Preferred Stock may not
     be redeemed prior to                      .  On or after
         , shares of       % Preferred Stock shall be redeemable by
     the Corporation, at its option by resolution of the Board of Directors, in whole at any time or in part from time to time, out of funds legally available therefor, upon the notice and in the manner and with the effect set forth below, at the following per share cash redemption prices, if redeemed during the 12-month period beginning ________________ of the year indicated:


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              Redemption Price                      Redemption Price
    Year          Per Share             Year            Per Share

    20__                                20__
    20__                                20__
    20__                                20__
    20__                                20__
    20__                                20__ and thereafter$100.00


    plus, in each case, an amount in cash equal to any Accrued Dividends to but excluding the date fixed for redemption (such sum being hereinafter referred to as the "Redemption Price"). The term "Accrued Dividends", as used herein shall mean, in respect of
    any share of    % Preferred Stock as of any given date, the amount
    of dividends payable on such share, computed, at the annual dividend rate stated herein, from the date on which dividends thereon became cumulative to and including such given date, less the aggregate amount of all dividends which have been paid, or which have been declared and set apart for payment, on such share.
    The aggregate Redemption Price paid to a holder of shares of     %
    Preferred Stock being redeemed shall be the product of the
    aggregate number of shares of      % Preferred Stock being
    redeemed from such holder and the applicable per share Redemption Price, with such product being rounded to the nearest whole cent (with one-half cent rounded upward).

          (b)  In every case of the redemption of less than all the
    outstanding shares of    % Preferred Stock, the shares to be
    redeemed shall be chosen by proration (so far as may be without the issuance of fractional shares), by lot or in such other equitable manner as may be prescribed by resolution of the Board of Directors.

          (c) Not more than sixty nor less than [thirty] days prior to the redemption date fixed by the Board of Directors, notice (the "Redemption Notice") by first class mail, postage prepaid,
    shall be given to the holders of record of shares of      %
    Preferred Stock to be redeemed, addressed to such holders at their last addresses as shown on the stock transfer books of the Corporation. Each such Redemption Notice shall specify (i) the
    date fixed for redemption, (ii) the number of shares of     %
    Preferred Stock to be redeemed, and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the Redemption Price, (iv) the place or places of payment, (v) that payment will be made upon presentation and surrender of the certificates representing shares
    of     % Preferred Stock, and (vi) that, on and after the date
    fixed for redemption, dividends will cease to accumulate on such shares (unless the Corporation defaults in the payment of the Redemption Price).


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          (d)  Any Redemption Notice that is mailed as herein provided shall conclusively be presumed to have been duly given, and shall deemed to be delivered when deposited in the United States mail,
    whether or not the holder of shares of     % Preferred Stock
    receives such Redemption Notice; and failure to give such Redemption Notice by mail, or any defect in such Redemption Notice to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any
    other shares of      % Preferred Stock.  On or after the date
    fixed for redemption as stated in such Redemption Notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at a place designated in such Redemption Notice and shall thereupon be entitled to receive payment of the aggregate Redemption Price for such shares. A Redemption Notice having been given as aforesaid, if, on the date fixed for redemption, funds necessary for the redemption shall be legally available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the
    certificates evidencing any shares of     % Preferred Stock so
    called for redemption shall not have been surrendered, (i) dividends with respect to the shares so called for redemption shall cease to accumulate on the date fixed for redemption, (ii) such shares shall no longer be deemed outstanding and may be cancelled and returned to authorized but unissued shares of Preferred Stock, (iii) the holders thereof shall cease to be shareholders of the Corporation to the extent of their interest in such shares, and (iv) all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price for each share, without interest or any sum of money in lieu of interest thereon, upon surrender of their certificates therefor at a place designated in such Redemption Notice) shall terminate. If funds legally available for such purpose are not sufficient for redemption all of the
    shares of     % Preferred Stock that were to be redeemed, then
    such funds shall be applied pro rata to the redemption of all of
    the shares of     % Preferred Stock to be redeemed.  If less than
    all of the shares of     % Preferred Stock evidenced by any
    certificate are so redeemed, a new certificate shall be issued evidencing the unredeemed portion of such shares, such unredeemed shares shall remain outstanding and the rights of holders of such
    unredeemed shares of     % Preferred Stock thereafter shall
    continue to be only those of a holder of shares of      %
    Preferred Stock.

          (e) The corporation may deposit, with a bank or trust company, which shall be named in the Redemption Notice, shall be located in the City of New York, New York, or in the City of Chicago, Illinois, and shall have capital, surplus and undivided profits aggregating at least $1,000,000, the aggregate Redemption Price of the shares to be redeemed, in trust for the payment on or before the redemption date to or upon the order of the holders of such shares, upon surrender of the certificates for such shares. Such deposit in trust may, at the option of the Corporation, be
    upon terms whereby in case the holder of any shares of    %


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    Preferred Stock called for redemption shall not, within ten years after the date fixed for redemption of such shares, claim the amount on deposit with any bank or trust company for the payment of the Redemption Price of such shares, such bank or trust company shall on demand, when requested by resolution of the Board of Directors of the Corporation or its successor, pay to or upon the written order of the Corporation or its successor the amount so deposited, and thereupon such bank or trust company shall be released from any and all further liability with respect to the payment of such Redemption Price and the holder of said shares shall be entitled to look only to the Corporation or its successor for the payment thereof. Upon the giving of the Redemption Notice and upon the deposit of the Redemption Price, as aforesaid, or, if no such deposit is made, upon the redemption date (unless the Corporation defaults in making payment of the Redemption Price as set forth in the Redemption Notice), such holders shall cease to be shareholders with respect to said shares, and from and after the making of said deposit and the giving of said notice, or, if no such deposit is made, after the redemption date (the Corporation not having defaulted in making payment of the Redemption Price as set forth in the Redemption Notice), said shares shall no longer be deemed to be outstanding and may be cancelled and returned to authorized but unissued shares of Preferred Stock, shall no longer be transferable on the books of the Corporation, and said holders shall have no interest in or claim against the Corporation or its successor with respect to said shares, but shall be entitled only to receive said moneys on the date fixed for redemption, as aforesaid, from said bank or trust company, or from the Corporation or its successor, without interest thereon, upon surrender of the certificates for said shares as aforesaid.]

          (f) [Except as provided in Section 4 below,] [h]olders of % Preferred Stock shall have no right to require redemption of % Preferred Stock.

          4.  Sinking Fund.  [The shares of    % Preferred Stock shall
    not be subject to the operation of any mandatory redemption, purchase, retirement or sinking fund.] (a) As and for a sinking
    fund for the shares of    % Preferred Stock, the Corporation
    shall, subject to the restrictions contained in this resolution and upon the notice and in the manner provided in Section 3 above, redeem (a) on ____________ in each of the years ____, ____, ____
    and ____,           shares of   % Preferred Stock (being    % of
    the number of shares of    % Preferred Stock originally issued)
    and (ii) on          in the year          all shares of said
    series then outstanding, in each case at the sinking fund redemption price of $100 per share, plus Accrued Dividends to but excluding the date fixed for redemption (such required redemptions being hereinafter referred to as the "Sinking Fund Requirement"). The Sinking Fund Requirement shall be cumulative so that if the Corporation shall fail to satisfy in full the Sinking Fund Requirement on any date of redemption specified in the preceding sentence, the obligation of the Corporation to redeem a number of shares of said series equal to the amount of the deficiency shall


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    continue until such deficiency shall be eliminated.  Any such deficiency shall be eliminated as soon as practicable. If the Corporation is in arrears in any Sinking Fund Requirement and so long as the Corporation shall remain in arrears in any such requirement, the Corporation may not purchase, redeem, pay dividends or make distributions on any shares of Common Stock, Junior Stock or Parity Stock.

          (b) The Corporation may satisfy the whole or any part of any Sinking Fund Requirement set forth in paragraph (a) above by cancelling prior to the date of redemption specified in such
    paragraph (a) for such Sinking Fund Requirement, shares of     %
    Preferred Stock purchased, redeemed or otherwise acquired by the Corporation otherwise than pursuant to paragraph (a) above. For
    the purposes of the preceding sentence, shares of     % Preferred
    Stock cancelled pursuant to the provisions of paragraph (e) of
    Section 3 above or any similar statutory provision shall be deemed to have been acquired by the Corporation.

          (c)  No shares of   % Preferred Stock shall be redeemed to
    satisfy the Sinking Fund Requirement unless, at the date such shares are called for redemption, full dividends on all shares of the Preferred Stock of the Corporation for all prior periods shall have been paid or declared and set apart for payment.

          (d)  Nothing contained here shall be deemed to require the
    Corporation to redeem or purchase shares of    % Preferred Stock
    at a time when it may not legally do so.


          5.  Reacquired Shares.  Any shares of     % Preferred Stock
    redeemed, purchased or otherwise acquired by the Corporation shall be cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock but may not be reissued as
    shares of   % Preferred Stock.

          [6.  Liquidation Rights.  In the event of an involuntary
    Liquidation, holders of shares of    % Preferred Stock then
    outstanding shall be entitled to be paid in full, out of the net assets of the Corporation available for distribution to its shareholders, a liquidation preference equal to the par value of such shares plus Accrued Dividends thereon to but excluding the date of such payment, and no more, before any payment shall be made or assets distributed to the holders of Common Stock or any Junior Stock upon such Liquidation. In the event of a voluntary
    Liquidation, the holders of shares of      % Preferred Stock then
    outstanding shall be entitled to be paid in full, out of the net assets of the Corporation available for distribution to its shareholders, a liquidation preference equal to the then effective
    Redemption Price of such shares of       % Preferred Stock and no
    more, before any payment shall be made or any assets distributed to the holders of Common Stock or any Junior Stock upon such Liquidation. For the purposes of the preceding sentence, in the


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    event of a voluntary Liquidation prior to _________, each share of
    % Preferred Stock shall be deemed to have a Redemption Price of $
    plus Accrued Dividends thereon to but excluding the date of any such payment. If, upon any Liquidation, the amounts payable with respect
    to the liquidation preference of      % Preferred Stock and any other
    shares of the Corporation's stock ranking on a parity with      %
    Preferred Stock upon Liquidation are not paid in full, the holders of
       % Preferred Stock and of such other shares will share pro rata in the amounts payable and other property distributable with respect to such Liquidation so that the per share amounts to which holders of
    % Preferred Stock and such other shares are entitled will in all cases bear to each other the same ratio that the liquidation preferences of
    the     % Preferred Stock and such other stock bear to each other.
    After payment in full of the preferences in respect of the shares of
      % Preferred Stock upon Liquidation, the holders of such shares in their capacity as such shall not be entitled to any further right or claim to any remaining assets of the Corporation. Neither a consolidation or merger of the Corporation with or into another corporation, nor a merger or any other corporation with or into the Corporation, nor the sale of all or substantially all of the Corporation's property or business (other than in connection with winding up of its business) will be considered a Liquidation for the purposes hereof.]

          7.  Ranking.  Except as otherwise expressly set forth in
    this resolution, shares     % Preferred Stock shall be subject to
    the terms, provisions and restrictions set forth in the Articles with respect to shares of Preferred Stock, and excepting only as to the rates, dates and other conditions upon which dividends shall be payable thereon, the redemption prices and the terms and conditions of redemption applicable thereto, the amounts payable in respect thereof in the event of voluntary Liquidation and any provisions as to sinking fund requirements, shall be of equal rank with, and shall confer rights equal to those conferred by the Articles on, all other shares of Preferred Stock.

          8. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.


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    IN WITNESS WHEREOF, this Statement of Resolution Establishing Series of Shares is executed on behalf of the Corporation.

Dated: _____________, 1994.

                            CENTRAL POWER AND LIGHT COMPANY


                            By:
                            Title: